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                                                                     EXHIBIT 2.2

February 10, 2000

Mr. Andrew C. Florance
Chief Executive Officer
CoStar Group, Inc.
7475 Wisconsin Avenue, Suite 600
Bethesda, MD  20814

Dear Andy:

         I am writing to you in reference to the settlement of the stockholder class action suit brought against COMPS.COM, Inc. ("COMPS") in connection with the Agreement and Plan of Merger, dated as of November 3, 1999 (the "Merger Agreement"), by and among COMPS, CoStar Group, Inc. ("CoStar"), and Acq Sub, Inc. Terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

         This letter memorializes an agreement that I understand was reached between you and Greg Avis, a member of the board of directors of COMPS.

         1. The legal fees of plaintiffs' counsel, up to a maximum of $300,000, to be paid by COMPS, whether paid or accrued, will not be included in the calculation of the Cash Shortfall.

         2. Christopher A. Crane, Summit Investors II, L.P. and Summit Ventures, III, L.P. shall not be required, pursuant to the Pledge Agreement, dated as of November 3, 1999 (the "Pledge Agreement"), to reimburse CoStar for amounts of Cash Shortfall (up to a maximum of $500,000) between $1 million and $1.5 million (e.g. if the Cash Shortfall were $1.2 million, the reimbursable Cash Shortfall would be $1 million and if the Cash Shortfall were $1.6 million, the reimbursable Cash Shortfall would be $1.1 million ($1 million plus the excess of the actual Cash Shortfall over $1.5 million)).

         If the foregoing correctly sets forth our agreement, please sign and return one copy of this letter indicating your acceptance thereof.

                                              Very truly yours,

                                              /s/ Christopher A. Crane

                                              Christopher A. Crane
                                              Chairman of the Board, President
                                              and Chief Executive Officer

ACCEPTED AND AGREED
CoStar Group, Inc.


By: /s/  Andrew C. Florance
  -----------------------------------

Title:            CEO
     --------------------------------

cc:      Stephen I. Glover
         Richard S. Chernicoff